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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Peapod, Inc.:

          We consent to incorporation by reference in this Registration Statement on Form S-8 of Peapod, Inc. of our reports dated February 11, 2000, except as to Notes 1 and 15, which are as of March 29, 2000, relating to the balance sheets of Peapod, Inc. as of December 31, 1999 and 1998, and the related statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Peapod, Inc.



                                              /s/ KPMG LLP
Chicago, Illinois
March 30, 2001